                                                        Exhibit 17(H)


                                             Letter to
                                             Shareholders
                                             ------------------------
                                                     December 6, 1994

Dear Shareholder:

   In 1994, interest rates have risen sharply, at a pace unseen in decades. Since bond prices fall as interest rates rise, it has been an unsettling year for fixed income investors: the total return of both your Fund and the average U.S. government fund is in negative territory. Looking ahead, prospects seem brighter. As of this writing, long-term Treasury rates have reached 8% and appear to be approaching the top of this interest rate cycle.


                               PERFORMANCE*
                          As of October 31, 1994
                                                    30-day
                         NAV                       SEC Yield
                      10/31/94                     10/31/94
Class A                  $9.16                       6.7%
Class B                  $9.16                       6.2
Class C                  $9.16                       6.1

                         Average Annual Returns
                        As of September 30, 1994

                  1 Year        5 Year          Since Inception**
Class A            -11.0%         N/A                  6.0%

Class B            -12.9         6.0%                  5.9

Class C              N/A          N/A                  N/A


   An investment in the Fund is neither insured nor guaranteed by the U.S. government. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Past performance is no guarantee of future results.

   N/A -- Average annual returns for Class C shares are not reported as operations commenced in August, 1994.

   *Source: Prudential Mutual Fund Management and Lipper Analytical Services, Inc. Returns assume payment of applicable sales charges. Class A shares assume the imposition of a 4% sales charge. For Class B shares, the returns assume the effects of a declining sales charge of 5%, 4%, 3%, 2%, 1% and 1%, respectively, over a six-year period. Class B shares will automatically convert to Class A shares approximately seven years after purchase. Class C shares are sold subject to a contingent deferred sales charge of 1% during the first year.

   **Inception of Class A is 1/22/90; Class B is 11/07/86; Class C is 8/1/94.

Our Objective

   The Prudential U.S. Government Fund seeks to provide high total return through a combination of capital appreciation plus high current income by investing primarily in U.S. government securities and obligations issued or guaranteed by U.S. government agencies or instrumentalities. It also may invest up to 35% in assets in corporate bonds and other debt securities.
As of October 31, 1994, the Fund held 26% in such assets and had an effective maturity of about 12 years.

The Fed Moves

   The Federal Reserve has increased the federal funds rate (the overnight bank lending rate) six times this year, to 5.50% from 3%. As short-term interest rates climbed, the bond market drove long-term rates higher as well. The yield of the benchmark 30-year U.S. Treasury at this writing is over 8% -- an increase of more than two full percentage points over its low of 5.8% last October -- an historically rapid rise.

   The Fed believed that higher short-term interest rates were necessary to moderate economic growth and keep inflation in check. Third-quarter gross domestic product (GDP), the value of goods produced and services delivered, grew at an annualized rate of 3.4%, faster than expected, and still more than the 2.5% to 3% the Fed would like. Pessimists have argued that inflation must surely follow, since materials and labor prices can rise rapidly in an overheating economy. But inflation to date is within the Fed's target when measured on an actual basis. Inflation as measured by the Consumer Price Index has been running at 2.8% this year, versus 2.7% in 1993. So it is the fear of rising inflation that has spooked the markets -- the prospect, but not the reality -- of any increase.

Interest Rates:  How High Is High?

   Interest rates have risen at a dizzying rate. For example, if you had purchased a 30-year U.S. Treasury bond in October, 1993, you would have received an annual interest rate approaching 6%. Today, you can get a similar yield on a six-month Treasury bill. As you know, the prices of bonds move inversely with changes in interest rates: when interest rates rise, bond prices fall and vice versa. And longer-maturity bonds are more sensitive to interest rate movements than shorter-term bonds. To date this year, intermediate-term U.S. government bonds have dropped nearly 2% while long-term governments have fallen nearly 9% on a total return basis, as measured by Lehman Brothers.

   Long-term yields may continue to climb, but we believe they are now much closer to the top than to the bottom of this interest rate cycle. Yields have now risen to attractive levels. The 10-year U.S. Treasury now yields

7.79% and the 30-year is at 7.96%. These levels represent historically high real rates of return over inflation. In November, demand for bonds rose as institutional investors rushed to lock in attractive yields, providing support for the market.

The Fund Is Managed For The Long-Term

   The Fund is managed with a long-term focus, which means we maintain a maturity that is longer than many other funds. Over time, this approach should provide higher total returns than short-term funds but will exhibit more price volatility. The Fund's effective maturity is nearly 12 years.

We Stayed the Course

   The Fund's sector exposure remained steady over the past six months. Our position in U.S. governments remained unchanged at about 40% of assets, and mortgage-backed securities held at about 30%. We trimmed corporates slightly, from 22% of assets to about 19%, and increased cash to 4% from less than one percent.

When Profits Became Available, We Seized Opportunities

   To protect the Fund's net asset value as interest rates rose, we tried to aggressively take profits whenever they became available. We did this by selling positions in GNMA (Ginnie Mae) 9% coupon mortgage-backed securities and CMOs (Collateralized Mortgage Obligations) which did well over the period. Mortgages generally performed better than U.S. Treasurys during the period because they provide higher relative coupons and because mortgage prepayment levels fell as homeowners with higher-coupon mortgages stopped refinancing (and prepaying) them so quickly. We reinvested the proceeds in intermediate-term U.S. Treasury notes.

Tailored Corporate Holdings To The Economy

   Corporate bonds performed well early in the year but as rates continued to rise, we felt that corporate credit quality could become vulnerable to slower economic growth. Therefore, we lightened up slightly on our corporate holdings, halving our industrial bonds to 4% from 8%. We maintained our exposure to financial bonds at around 11%, believing that their corporate profits would likely continue close to their current pace. We held fast to our position in yankee bonds (those issued in dollars by foreign entities) at 3% of net assets and utilities at 1%.

   Our top corporate holdings as of October 31 were: Chase Manhattan Bank, Comsat Corp., Australia and New Zealand Banking Group Ltd., NationsBank and Republic N.Y. Corp.

The Outlook

   Bond returns will continue to be driven by the strength of the economy and the Federal Reserve's response, at least until mid 1995. We anticipate at least one more Fed move before they call it quits and consider their anti-inflationary campaign of 1994 a success. So look for higher short-term rates and stable long-term rates.

   In that kind of market, the best performing bond sectors can change day to day. We think most investors, however, should be happy with coupon income and shouldn't expect much in the way of capital appreciation. Diversification may help keep returns competitive, while limiting risk.

   Thank you for the confidence you have shown in us by retaining your investment in the Prudential U.S. Government Fund.


Sincerely,



Lawrence C. McQuade
President


/s/ Annamarie Carlucci

Annamarie Carlucci
Portfolio Manager

PRUDENTIAL U.S. GOVERNMENT FUND   Portfolio of Investments
                                          October 31, 1994

Principal
  Amount                                    Value
  (000)              Description           (Note 1)

             LONG-TERM INVESTMENTS--94.9%
             U. S. Treasury Securities--20.4%
             U.S. Treasury Bonds,
 $ 2,500     10.75%, 8/15/05................  $  3,017,175
   6,400     12.00%, 8/15/13................     8,475,008
   6,000     11.25%, 2/15/15................     7,873,140
             U.S. Treasury Notes,
   2,000     6.75%, 5/31/97.................     1,986,880
   2,400     6.875%, 8/31/99................     2,342,616
   3,000     7.75%, 2/15/01.................     3,024,360
                                              ------------
             Total U. S. Treasury Securities
             (cost $29,002,553).............    26,719,179
                                              ------------
             U. S. Government Agencies--19.1%
             Federal National Mortgage
               Assoc.,
  40,000     Zero Coupon, 7/05/14...........     7,662,400
             Resolution Funding Corp.,
  16,400     Zero coupon, 10/15/15..........     2,894,600
  13,500     8.875%, 7/15/20................    14,436,495
                                              ------------
             Total U. S. Government Agencies
             (cost $25,067,556).............    24,993,495
                                              ------------
             Mortgage-Related Securities--29.7%
             Federal Home Loan Mortgage
               Corp.,
   1,500     7.50%, 9/15/05, (CMO)..........     1,455,465
             Federal National Mortgage
               Assoc.,
   2,132     8.50%, 3/25/09, (CMO)..........     2,143,121
   3,000     8.95%, 12/25/18, (CMO).........     3,040,313
   5,000     6.50%, 7/25/20, (CMO)..........     4,529,650
   2,831     11.00%, 11/01/20...............     3,099,577
  17,453     7.00%, 11/01/23 - 5/01/24......    15,898,854
             Government National Mortgage
               Assoc.,
   3,000     8.50%, 4/15/21 - 8/15/21.......     2,963,419
             Nomura Asset Securities Corp.,
 $ 3,000     Ser. 94, Class A,
               7.53%, 3/15/18...............  $  2,880,937
             Shugard Securities Trust, Ser.
               A1,
   3,000     8.24%, 6/15/01.................     2,927,813
                                              ------------
             Total Mortgage-Related
               Securities
             (cost $40,451,943).............    38,939,149
                                              ------------
             Corporate Bonds--19.1%
             Domestic--16.1%
             Coles Myer Finance,
   2,000     6.47%, 2/18/04.................     1,744,100
             (Financial services)
             Comsat Corp.,
   3,000     8.125%, 4/01/04................     2,926,860
             (Telecommunications)
             Dean Witter Discover & Co.,
   1,500     6.00%, 3/01/98.................     1,424,430
             (Financial services)
             Ford Motor Credit Co.,
   2,000     6.25%, 2/26/98.................     1,913,920
             (Financial services)
             Georgia Power Co.,
   2,000     4.75%, 3/01/96.................     1,946,160
             (Electric utility)
             NationsBank Corp.,
   2,500     6.625%, 1/15/98................     2,419,625
             (Financial services)
             Republic N.Y. Corp.,
   2,000     9.70%, 2/01/09.................     2,177,300
             (Financial services)
             Star Bank,
   1,500     6.375%, 3/01/04................     1,305,540
             (Financial services)
             USLIFE Corp.,
   2,000     6.375%, 6/15/00................     1,837,640
             (Financial services)

                                      -5-     See Notes to Financial Statements.

PRUDENTIAL U.S. GOVERNMENT FUND

Principal
  Amount                                    Value
  (000)              Description           (Note 1)

             Corporate Bonds (cont'd.)
             Zeneca Wilmington, Inc.,
 $ 2,000     6.30%, 6/15/03.................  $  1,757,800
             (Pharmaceuticals)
             Zurich Reinsurance Centre
               Holdings, Inc.,
   2,000     7.125%, 10/15/23...............     1,588,080
             (Financial services)
                                              ------------
             Total Domestic Corporate Bonds
             (cost $23,495,685).............    21,041,455
                                              ------------
             Yankee--3.0%
             Australia & New Zealand Banking
               Group,
   3,000*    6.25%, 2/01/04.................     2,563,380
             (Financial services)
             Svenska Handelsbanken,
   1,500*    8.125%, 8/15/07................     1,422,390
             (Financial services)
                                              ------------
             Total Yankee Corporate Bonds
             (cost $4,604,085)..............     3,985,770
                                              ------------
             Total Corporate Bonds
             (cost $28,099,770).............    25,027,225
                                              ------------
             Foreign Government Bonds--2.8%
             Province of Quebec,
 $ 2,000*    9.125%, 3/01/00................  $  2,079,540
             Republic of Italy,
   2,000*    6.875%, 9/27/23................     1,562,560
                                              ------------
             Total Foreign Government Bonds
             (cost $4,185,700)..............     3,642,100
                                              ------------
             Asset Backed Securities--3.8%
             Chase Manhattan Credit Card
               Trust,
   5,000     7.40%, 5/15/00
             (cost $4,993,900)..............     5,001,550
                                              ------------
             Total Long-Term Investments
             (cost $131,801,422)............   124,322,698
                                              ------------
             SHORT-TERM INVESTMENT
             Time Deposit--1.7%
             Mitsubishi Bank, Ltd.,
   2,175     4.875%, 11/01/94,
             (cost $2,175,000)..............     2,175,000
                                              ------------
             Total Investments--96.6%
             (cost $133,976,422; Note 4)....   126,497,698
             Other assets in excess of
             liabilities--3.4%..............     4,418,747
                                              ------------
             Net Assets--100%...............  $130,916,445
                                              ------------
                                              ------------

---------------
CMO--Collateralized Mortgage Obligations.
* U.S. dollar denominated.
                                      -6-     See Notes to Financial Statements.

 PRUDENTIAL U.S. GOVERNMENT FUND
 Statement of Assets and Liabilities

Assets                                                                                          October 31, 1994
                                                                                                ----------------
Investments, at value (cost $133,976,422)....................................................     $126,497,698
Cash.........................................................................................           68,454
Receivable for investments sold..............................................................        3,539,834
Interest receivable..........................................................................        1,593,897
Receivable for Fund shares sold..............................................................          217,859
Other assets.................................................................................            3,794
                                                                                                ----------------
  Total assets...............................................................................      131,921,536
                                                                                                ----------------
Liabilities
Payable for Fund shares reacquired...........................................................          551,895
Dividends payable............................................................................          188,990
Accrued expenses.............................................................................          115,755
Distribution fee payable.....................................................................           91,937
Management fee payable.......................................................................           56,514
                                                                                                ----------------
  Total liabilities..........................................................................        1,005,091
                                                                                                ----------------
Net Assets...................................................................................     $130,916,445
                                                                                                ----------------
                                                                                                ----------------
Net assets were comprised of:
  Shares of beneficial interest, at par......................................................     $    142,882
  Paid-in capital in excess of par...........................................................      149,307,128
                                                                                                ----------------
                                                                                                   149,450,010
  Accumulated net realized losses on investments.............................................      (11,054,841)
  Net unrealized depreciation on investments.................................................       (7,478,724)
                                                                                                ----------------
Net Assets at October 31, 1994...............................................................     $130,916,445
                                                                                                ----------------
                                                                                                ----------------
Class A:
  Net asset value and redemption price per share
    ($6,776,351 DIVIDED BY 739,850 shares of beneficial interest issued and outstanding).....            $9.16
  Maximum sales charge (4.0% of offering price)..............................................              .38
  Maximum offering price to public...........................................................            $9.54
                                                                                                ----------------
                                                                                                ----------------
Class B:
  Net asset value, offering price and redemption price per share
    ($124,094,356 DIVIDED BY 13,543,333 shares of beneficial interest
    issued and outstanding)..................................................................            $9.16
                                                                                                ----------------
                                                                                                ----------------
Class C:
  Net asset value, offering price and redemption price per share
    ($45,738 DIVIDED BY 4,992 shares of beneficial interest issued and outstanding)..........            $9.16
                                                                                                ----------------
                                                                                                ----------------

See Notes to Financial Statements.
                                      -7-

 PRUDENTIAL U.S. GOVERNMENT FUND
 Statement of Operations

                                            Year Ended
                                           October 31,
Net Investment Income                          1994
                                           ------------
Income
  Interest and discount earned..........   $ 11,339,097
                                           ------------
Expenses
  Distribution fee--Class A.............         10,639
  Distribution fee--Class B.............      1,155,906
  Distribution fee--Class C.............             42
  Management fee........................        766,090
  Transfer agent's fees and expenses....        295,000
  Shareholder reports...................        138,000
  Custodian's fees and expenses.........        100,000
  Trustees' fees........................         54,000
  Registration fees.....................         51,000
  Audit fee.............................         30,000
  Legal fees............................         25,000
  Miscellaneous.........................          8,182
                                           ------------
    Total expenses......................      2,633,859
                                           ------------
Net investment income...................      8,705,238
                                           ------------
Net Realized and Unrealized Loss
on Investments
  Net realized loss on investment
  transactions..........................     (1,123,882)
  Net change in unrealized
    appreciation/depreciation on
    investments.........................    (21,394,608)
                                           ------------
Net loss on investments.................    (22,518,490)
                                           ------------
Net Decrease in Net Assets Resulting
from Operations.........................   $(13,813,252)
                                           ------------
                                           ------------

See Notes to Financial Statements.

 PRUDENTIAL U.S. GOVERNMENT FUND
 Statement of Changes in Net Assets

                                 Year Ended October 31,
Increase (Decrease)           ----------------------------
in Net Assets                     1994            1993
                              ------------    ------------
Operations
  Net investment income.....  $  8,705,238    $  9,312,413
  Net realized gain (loss)
    on investments..........    (1,123,882)      6,101,139
  Net change in unrealized
   appreciation/depreciation
    on investments..........   (21,394,608)      8,892,501
                              ------------    ------------
  Net increase (decrease) in
    net assets
    resulting from
    operations..............   (13,813,252)     24,306,053
                              ------------    ------------
Dividends to shareholders
  from net investment income
  (Note1)...................
    Class A.................      (450,567)       (402,303)
    Class B.................    (8,254,322)     (8,910,110)
    Class C.................          (349)             --
                              ------------    ------------
                                (8,705,238)     (9,312,413)
                              ------------    ------------
Fund share transactions
  (Note 5)
  Net proceeds from shares
    subscribed..............    39,812,693      83,709,350
  Net asset value of shares
    issued in reinvestment
    of dividends............     5,677,995       6,045,712
  Cost of shares
    reacquired..............   (65,811,259)    (91,160,162)
                              ------------    ------------
  Net decrease in net assets
    from Fund share
    transactions............   (20,320,571)     (1,405,100)
                              ------------    ------------
Total increase (decrease)...   (42,839,061)     13,588,540
Net Assets
Beginning of year...........   173,755,506     160,166,966
                              ------------    ------------
End of year.................  $130,916,445    $173,755,506
                              ------------    ------------
                              ------------    ------------

See Notes to Financial Statements.
                                      -8-

 PRUDENTIAL U.S. GOVERNMENT FUND
 Notes to Financial Statements
   Prudential U.S. Government Fund (the ``Fund'') was organized as a Massachusetts business trust on October 2, 1986. Investment operations commenced on November 7, 1986. The Fund's primary investment objective is to seek a high total return, capital appreciation plus high current income, primarily through investment in U.S. Government securities and obligations issued or guaranteed by U.S. Government agencies or instrumentalities. The ability of issuers of debt securities, other than those issued or guaranteed by the U.S. Government, may be affected by economic developments in a specific industry or region.

Note 1. Accounting            The following is a summary
Policies                      of significant accounting poli-
                              cies followed by the Fund in
the preparation of its financial statements.

Security Valuation: The Board of Trustees has authorized the use of an independent pricing service to determine valuations for normal institutional size trading units of securities. The pricing service considers such factors as security prices, yields, maturities, call features, ratings and developments relating to specific securities in arriving at securities valuations. Options and financial futures contracts listed on exchanges are valued at their closing price on the applicable exchange. When market quotations are not readily available, a security is valued at fair value as determined in good faith by or under the direction of the Board of Trustees.

   Short-term securities which mature in more than 60 days are valued at current market quotations. Short-term securities which mature in 60 days or less are valued at amortized cost which approximates market value.

   In connection with transactions in repurchase agreements, it is the Fund's policy that its custodian or designated subcustodians, as the case may be under triparty repurchase agreements, take possession of the underlying collateral securities, the value of which exceeds the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market on a daily basis to ensure the adequacy of the collateral. If the seller defaults, and the value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

Dollar Rolls: The Fund enters into dollar rolls in which the Fund sells securities for delivery in the current month and simultaneously contracts to repurchase somewhat similar securities on a specified future date. During the roll period the Fund forgoes principal and interest paid on the securities. The Fund is compensated by the interest earned on the cash proceeds of the initial sale and by the lower repurchase price at the future date.

Securities Transactions and Investment Income: Securities transactions are recorded on the trade date. Realized gains or losses on sales of investments are calculated on the identified cost basis. Interest income is recorded on the accrual basis.

   Net investment income, other than distribution fees, and unrealized and realized gains or losses are allocated daily to each class of shares based upon the relative proportion of net assets of each class at the beginning of the day.

Federal Income Taxes: It is the Fund's policy to continue to meet the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable net income to its shareholders. Therefore, no federal income tax provision is required.

Dividends and Distributions: Dividends from net investment income are accrued daily and payable monthly. The Fund will distribute annually any net realized capital gains in excess of capital loss carryforwards, if any. Dividends and distributions are recorded on the ex-dividend date.

   Income distributions and capital gains distributions are determined in accordance with income tax regulations which may differ from generally accepted accounting principles.

Note 2. Agreements            The Fund has a management
                              agreement with Prudential Mutual Fund Management,
Inc. (``PMF''). Pursuant to this agreement, PMF has responsibility for all investment advisory services and supervises the subadviser's performance of such services. PMF has entered into a subadvisory agreement with The Prudential Investment Corporation (``PIC''); PIC furnishes investment advisory services in connection with the management of the Fund. PMF pays for the cost of the subadviser's services, the compensation of officers of the Fund, occupancy and certain clerical and bookkeeping costs of the Fund. The Fund bears all other costs and expenses.

   The management fee paid PMF is computed daily and payable monthly at an annual rate of .50 of 1% of the Fund's average daily net assets.

   The Fund has distribution agreements with Prudential Mutual Fund Distributors, Inc. (``PMFD''), which acts as the
                                      -9-
distributor of the Class A shares of the Fund, and with Prudential Securities Incorporated (``PSI''), which acts as distributor of the Class B and Class C shares of the Fund (collectively the ``Distributors''). The Fund compensates the Distributors for distributing and servicing the Fund's Class A, Class B and C shares, pursuant to plans of distribution, (the ``Class A, B and C Plans'') regardless of expenses actually incurred by them. The distribution fees are accrued daily and payable monthly.

   On July 19, 1994, shareholders of the Fund approved amendments to the Class A and Class B distribution Plans under which the distribution plans became compensation plans, effective August 1, 1994. Prior thereto, the distribution plans were reimbursement plans under which PMFD and PSI were reimbursed for expenses actually incurred by them up to the amount permitted under the Class A and Class B Plans, respectively. The Fund is not obligated to pay any prior or future excess distribution costs (costs incurred by the Distributors in excess of distribution fees paid by the Fund and contingent deferred sales charges received by the Distributors). The rate of the distribution fees charged to Class A and Class B shares of the Fund did not change under the amended plans of distriubution. The Fund began offering Class C shares on August 1, 1994.

   Pursuant to the Class A , B and C Plans, the Fund compensates the Distributors for distribution-related activities at an annual rate of up to .30 of 1%, 1% and 1%, of the average daily net assets of the Class A, B and C shares, respectively. Such expenses under the Plans were .15 of 1%, .81 of 1% and .75 of 1% of the average daily net assets of Class A, B and C shares, respectively, for the fiscal year ended October 31, 1994. Such expenses under the Class B Plan were assessed at varying rates ranging from zero to 1% of average net assets during the year ended, October 31, 1994. Currently, the Class B Plan distribution expenses are .85 of 1% of the average daily net assets.

   PMFD has advised the Fund that it has received approximately $72,400 in front-end sales charges resulting from sales of Class A shares during the fiscal year ended October 31, 1994. From these fees, PMFD paid such sales charges to PSI and Pruco Securities Corporation, affiliated broker-dealers, which in turn paid commissions to sales persons and incurred other distribution costs.
   PSI has advised the Fund that for the fiscal year ended October 31, 1994, it received approximately $446,200 in contingent deferred sales charges imposed upon certain redemptions by Class B shareholders.

   PMFD is a wholly-owned subsidiary of PMF; PSI, PMF and PIC are indirect, wholly-owned subsidiaries of The Prudential Insurance Company of America.

Note 3. Other                 Prudential Mutual Fund Ser-
Transactions                  vices, Inc. (``PMFS''), a
with Affiliates               wholly-owned subsidiary of
                              PMF, serves as the Fund's transfer agent. During
the year ended October 31, 1994, the Fund incurred fees of approximately $236,000 for the services of PMFS. As of October 31, 1994, approximately $20,000 of such fees were due to PMFS. Transfer agent fees and expenses in the Statement of Operations include certain out-of-pocket expenses paid to non-affiliates.

Note 4. Portfolio             Purchases and sales of invest-
Securities                    ment securities, other than
                              short-term investments, for the year ended October
31, 1994 were $58,601,142 and $70,890,556, respectively.

   The federal income tax basis of the Fund's investments at October 31, 1994 was substantially the same as the basis for financial statement reporting purposes and, accordingly, net unrealized depreciation of investments for federal income tax purposes was $7,478,724 (gross unrealized appreciation-$631,041; gross unrealized depreciation-$8,109,765).

   For federal income tax purposes, the Fund has a capital loss carryforward as of October 31, 1994 of approximately $11,054,800 of which $1,017,200 expires in 1997, $8,301,600 expires in 1998 and $1,736,000 expires in 2002. Accordingly, no capital gains distribution is expected to be paid to shareholders until net gains have been realized in excess of such carryforward.

Note 5. Capital               The Fund offers Class A,
                              Class B and Class C shares.
Class A shares are sold with a front-end sales charge of up to 4.0%. Class B shares are sold with a contingent deferred sales charge which declines from 5% to zero depending on the period of time the shares are held. Class C shares are sold with a contingent deferred sales charge of 1% during the first year. Class B shares will automatically convert to Class A shares on a quarterly basis approximately seven years after purchase commencing in or about February 1995.

   The Fund has authorized an unlimited number of shares of beneficial interest of each class at $.01 par value. Transactions in shares of beneficial interest for the years ended October 31, 1994 and 1993 were as follows:
                                      -10-

Class A                               Shares          Amount
--------------------------------  --------------   ------------
Year ended October 31, 1994:
Shares sold.....................         359,574   $  3,519,655
Shares issued in reinvestment of
  dividends.....................          31,480        306,085
Shares reacquired...............        (297,934)    (2,879,593)
                                  --------------   ------------
Net increase in shares
  outstanding...................          93,120   $    946,147
                                  --------------   ------------
                                  --------------   ------------
Year ended October 31, 1993:
Shares sold.....................         750,713   $  7,553,655
Shares issued in reinvestment of
  dividends.....................          26,658        272,022
Shares reacquired...............        (649,104)    (6,560,954)
                                  --------------   ------------
Net increase in shares
  outstanding...................         128,267   $  1,264,723
                                  --------------   ------------
                                  --------------   ------------
Class B
--------------------------------
Year ended October 31, 1994:
Shares sold.....................       3,633,315   $ 36,246,363
Shares issued in reinvestment of
  dividends.....................         550,260      5,371,630
Shares reacquired...............      (6,392,542)   (62,931,666)
                                  --------------   ------------
Net decrease in shares
  outstanding...................      (2,208,967)  $(21,313,673)
                                  --------------   ------------
                                  --------------   ------------
Year ended October 31, 1993:
Shares sold.....................       7,467,812   $ 76,155,695
Shares issued in reinvestment of
  dividends.....................         565,555      5,773,690
Shares reacquired...............      (8,280,106)   (84,599,208)
                                  --------------   ------------
Net decrease in shares
  outstanding...................        (246,739)  $ (2,669,823)
                                  --------------   ------------
                                  --------------   ------------
Class C
--------------------------------
August 1, 1994* through
  October 31, 1994:
Shares sold.....................           4,962   $     46,675
Shares issued in reinvestment of
  dividends.....................              30            280
                                  --------------   ------------
Net increase in shares
  outstanding...................           4,992   $     46,955
                                  --------------   ------------
                                  --------------   ------------
---------------
  * Commencement of Class C operations.

                                      -11-

 PRUDENTIAL U.S. GOVERNMENT FUND
 Financial Highlights

                             Class A                                                 Class B                            Class C
        ----------------------------------------------------   ------------------------------------------------------   ----------
                                                January 22,                                                              August 1,
                                                   1990@                                                                  1994+
                Year Ended October 31,             Through                      Year Ended October 31,                    Through
         -------------------------------------   October 31,    ------------------------------------------------------   August 31,
            1994       1993     1992     1991        1990          1994        1993       1992       1991       1990        1994
         ----------   ------   ------   ------   ------------   ----------   --------   --------   --------   --------   ----------
PER
SHARE
OPERATING
PERFORMANCE:
Net
 asset
value,
beginning
  of
  period...   $10.59   $ 9.69   $ 9.49   $ 8.97   $ 9.31      $ 10.60       $ 9.70      $ 9.50     $ 8.97     $ 9.54     $ 9.58
              ------   ------   -----    ------   ------      -------       ------      ------     ------     ------     ------

Income
  from
  investment
  operations

Net
investment
 income...       .61      .64      .68      .66      .55           .53         .55         .59        .59        .62        .15

Net
realized
  and
  unrealized
  gain (loss)
  on
  investment
  trans-
  actions...   (1.43)     .90      .20      .52     (.34)        (1.44)        .90        .20        .53       (.57)       (.42)
              -------  ------   ------   ------   ------       -------       ------    ------     ------     ------     -------
 Total
  from
  investment
    opera-
    tions...    (.82)    1.54      .88     1.18      .21          (.91)       1.45        .79       1.12        .05        (.27)
              ------   ------   ------   ------   ------       -------      ------     ------     ------     ------     -------
Less
distributions
Dividends
  from net
  investment
  income...     (.61)    (.64)   (.68)     (.66)    (.55)         (.53)       (.55)      (.59)      (.59)      (.62)       (.15)
              ------   ------  ------    ------   ------       -------     -------     ------     ------     ------     -------
Net
 asset
value,
  end of
  period..     $9.16   $10.59  $ 9.69     $9.49    $8.97         $9.16      $10.60     $ 9.70      $9.50     $ 8.97      $ 9.16
             -------   ------  ------    ------   ------       -------     -------     ------    -------    -------     -------
             -------   ------  ------    ------   ------       -------     -------     ------    -------    -------     -------

TOTAL
RETURN#...     (7.80)%  16.43%   9.39%    13.72%    2.16%        (8.57)%     15.44%      8.46%     12.86%       .64%      (3.03)%

RATIOS/
 SUPPLEMENTAL
 DATA:

Net assets,
  end of
  period
  (000)..     $6,776   $6,849  $5,024    $2,574   $1,617     $ 124,094    $166,907   $155,143   $158,790    $172,521       $ 46

Average
  net
 assets
 (000)...     $7,093   $6,339  $3,769    $2,158   $  918     $ 146,123    $162,107   $154,502   $168,421    $174,276       $ 23

Ratios to
  average
  net assets:
  + +

Expenses,
  including
  distribution
  fees...       1.09%     .96%    .94%     1.24%    1.08%*        1.75%       1.81%      1.79%       2.09%      1.99%      1.82%*
  Expenses,
  excluding
    distribution
    fees...      .94%     .81%    .79%     1.09%     .94%*         .94%        .81%       .79%       1.09%       .99%      1.07%*

  Net
    investment
    income..    6.35%    6.35%   6.92%     7.24%    7.16%*        5.65%       5.50%      6.07%      6.39%       6.89%      6.25%*

Portfolio
  turnover..      39%     66%      66%      236%     608%           39%         66%        66%       236%        608%        39%

---------------
     * Annualized.
     @ Commencement of offering of Class A shares.
     # Total return does not consider the effects of sales loads. Total return is calculated assuming a purchase of shares on the first day and a sale on the last day of each period reported and includes reinvestment of dividends and distributions. Total returns for periods of less than a full year are not annualized.
     + Commencement of offering of Class C shares.
   + + Because of the event referred to in + and the timing of such, the ratios for the Class A and Class B shares are not necessarily comparable to that of Class C shares and are not indicative of future ratios.

See Notes to Financial Statements.
                                      -12-

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Trustees
Prudential U.S. Government Fund

   We have audited the accompanying statement of assets and liabilities of Prudential U.S. Government Fund, including the portfolio of investments, as of October 31, 1994, the related statements of operations for the year then ended and of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of the securities owned as of October 31, 1994 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Prudential U.S. Government Fund as of October 31, 1994, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
New York, New York
December 16, 1994


                        IMPORTANT NOTICE FOR SHAREHOLDERS

   We are required by Massachusetts, Missouri, and Oregon to inform you that dividends which have been derived from interest on federal obligations are not taxable to shareholders providing the mutual fund meets certain requirements mandated by the respective state taxing authorities. We are pleased to report that 33% of the dividends paid by the Fund qualify for such tax deduction.
                                      -13-

   Past performance is not predictive of future performance and an investor's shares may be worth more or less than their original cost.

   These graphs are furnished to you in accordance with SEC regulations. They compare a $10,000 investment in Prudential U.S. Government Fund (Class A, Class B, and Class C) with a similar investment in the Lehman Brothers Government Bond Index (LGBI) by portraying the initial account values at the commencement of operations of each class and subsequent account values at the end of each fiscal year (October 31), as measured on a quarterly basis, beginning in 1990 for Class A shares, in 1986 for Class B shares and 1994 for Class C shares. For purposes of the graphs and, unless otherwise indicated, the accompanying tables, it has been assumed that (a) the maximum sales charge was deducted from the initial $10,000 investment in Class A shares; (b) the maximum applicable contingent deferred sales charge was deducted from the value of the investment in Class B shares and Class C shares, assuming full redemption on October 31, 1994; (c) all recurring fees (including management fees) were deducted; and (d) all dividends and distributions were reinvested. Class B shares will automatically convert to Class A shares on a quarterly basis approximately five years after purchase. This conversion feature is expected to be implemented on or about February 1995 and is not reflected in the graph.

   The LGBI is a weighted index comprised of securities issued or backed by the U.S. government, its agencies and instrumentalities with a remaining maturity of one to thirty years. The LGBI is an unmanaged index and includes the reinvestment of all dividends, but does not reflect the payment of transaction costs and advisory fees associated with an investment in the Fund. The securities which comprise the LGBI may differ substantially from the securities in the Fund's portfolio. The LGBI is not the only index that may be used to characterize performance of income funds and other indices may portray different comparative performance.

THE PRUDENTIAL MUTUAL FUND FAMILY
--------------------------------------------------------------------------------
Prudential Mutual Fund Management provides a broad range of mutual funds designed to meet your individual needs. We welcome you to review the investment options available through our family of funds. For more information on the Prudential Mutual Funds, including charges and expenses, contact your Prudential Securities financial adviser or Prusec registered representative or telephone the Funds at (800) 225-1852 for a free prospectus. Read the prospectus carefully before you invest or send money.

TAXABLE BOND FUNDS
Prudential Adjustable Rate Securities Fund, Inc.
Prudential GNMA Fund, Inc.
Prudential Government Income Fund, Inc.
          (formerly known as Prudential
          Government Plus Fund)
Prudential Government Securities Trust
          Intermediate Term Series
Prudential High Yield Fund, Inc.
Prudential Structured Maturity Fund, Inc.
          Income Portfolio
Prudential U.S. Government Fund
The BlackRock Government Income Trust

TAX-EXEMPT BOND FUNDS
Prudential California Municipal Fund
          California Series
          California Income Series
Prudential Municipal Bond Fund
          High Yield Series
          Insured Series
          Modified Term Series
Prudential Municipal Series Fund
          Arizona Series
          Florida Series
          Georgia Series
          Hawaii Income Series
          Maryland Series
          Massachusetts Series
          Michigan Series
          Minnesota Series
          New Jersey Series
          New York Series
          North Carolina Series
          Ohio Series
          Pennsylvania Series
Prudential National Municipals Fund, Inc.

GLOBAL FUNDS
Prudential Europe Growth Fund, Inc.
Prudential Global Fund, Inc.
Prudential Global Genesis Fund, Inc.
Prudential Global Natural Resources Fund, Inc.
Prudential Intermediate Global Income Fund, Inc.
Prudential Pacific Growth Fund, Inc.
Prudential Short-Term Global Income Fund, Inc.
          Global Assets Portfolio
          Short-Term Global Income Portfolio
Global Utility Fund, Inc.

EQUITY FUNDS
Prudential Equity Fund, Inc.
Prudential Equity Income Fund
Prudential Allocation Fund
          (formerly known as Prudential FlexiFund)
          Conservatively Managed Portfolio
          Strategy Portfolio
Prudential Strategist Fund, Inc.
          (formerly known as Prudential Growth Fund)
Prudential Growth Opportunity Fund, Inc.
Prudential IncomeVertible-Registered Trademark- Fund, Inc.
Prudential Multi-Sector Fund, Inc.
Prudential Utility Fund, Inc.
Nicholas-Applegate Fund, Inc.
          Nicholas-Applegate Growth Equity Fund

MONEY MARKET FUNDS
-Taxable Money Market Funds
Prudential Government Securities Trust
          Money Market Series
          U.S. Treasury Money Market Series
Prudential Special Money Market Fund
          Money Market Series
Prudential MoneyMart Assets
-Tax-Free Money Market Funds
Prudential Tax-Free Money Fund
Prudential California Municipal Fund
          California Money Market Series
Prudential Municipal Series Fund
          Connecticut Money Market Series
          Massachusets Money Market Series
          New Jersey Money Market Series
          New York Money Market Series
-Command Funds
Command Money Fund
Command Government Fund
Command Tax-Free Fund
-Institutional Money Market Funds
Prudential Institutional Liquidity Portfolio, Inc.
          Institutional Money Market Series

ANNUAL REPORT
                                          October 31, 1994

Prudential
U.S. Government
Fund
---------------
(ICON)

(LOGO)



Trustees
Stephen C. Eyre
Delayne Dedrick Gold
Don G. Hoff
Harry A. Jacobs, Jr.
Sidney R. Knafel
Robert E. La Blanc
Lawrence C. McQuade
Thomas A. Owens, Jr.
Richard A. Redeker
Clay T. Whitehead

Officers
Lawrence C. McQuade, President
Robert F. Gunia, Vice President
Susan C. Cote, Treasurer
S. Jane Rose, Secretary
Domenick Pugliese, Assistant Secretary

Manager
Prudential Mutual Fund Management, Inc.
One Seaport Plaza
New York, NY 10292

Investment Adviser
The Prudential Investment Corporation
Prudential Plaza
Newark, NJ 07101

Distributors
Prudential Mutual Fund Distributors, Inc.
Prudential Securities Incorporated
One Seaport Plaza
New York, NY 10292

Custodian
State Street Bank and Trust Company
One Heritage Drive
North Quincy, MA 02171

Transfer Agent
Prudential Mutual Fund Services, Inc.
P.O. Box 15005
New Brunswick, NJ 08906

Independent Accountants
Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281

Legal Counsel
Shereff, Friedman, Hoffman & Goodman
919 Third Avenue
New York, NY 10022

Prudential Mutual Funds
One Seaport Plaza
New York, NY 10292
Toll Free (800) 225-1852, Collect (908) 417-7555

This report is not authorized for distribution to prospective investors unless preceded or accompanied by a current prospectus.

743914202                                 MF130E-2
743914103                                 Cat.#4401169
                    (LOGO)